Exhibit 99.1
CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
Third Quarter and Year to Date Highlights

	Quarter Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Diluted earnings per share	$0.37	$1.14
Net Income	$890,000	$2,770,000
Return on average common equity	9.46%	9.91%
Return on average assets	1.02%	1.08%
Millersburg, Ohio – October 15, 2008 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced third quarter 2008 net income of $890 thousand, or $.37 per basic and diluted share, as compared to $863 thousand, or $.35 per basic and diluted share for the same period in 2007.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.46% and 1.02%, respectively, compared with 9.55% and 1.04% for the third quarter of 2007.
For the nine months ended September 30, 2008, the Company reported net income of $2.77 million, or $1.14 per diluted share, up from $2.63 million, or $1.07 per diluted share for the same period of the prior year. ROE and ROA were 9.91% and 1.08% respectively for the nine-month period, virtually unchanged from 9.92% and 1.08% for the comparable period in 2007.
Eddie Steiner, President and CEO stated, “We are pleased to report continued solid financial performance despite the turmoil in global credit and financial markets. Net income, and average total balances of deposits and loans all increased this quarter. Earnings and average total assets are about 5% ahead of last year at this time.”
Third quarter net interest income on a fully tax-equivalent basis totaled $3.5 million, an increase of $47 thousand or 1.4% over the same quarter in the prior year, while rising $155 thousand or 4.7% from the immediate prior quarter. The Company’s net interest margin was 4.19% for the quarter.
Revenue (defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions) totaled $4.1 million for third quarter 2008, a decrease of $41 thousand, or 1.0%, versus the prior year quarter. The revenue reduction is primarily attributable to a $50 thousand decline in asset-based fee income from the Company’s trust operations and $35 thousand in realized securities losses, partially offset by the increase in net interest income. On a year-to-date basis, core revenue is $350 thousand, or 2.9% above the prior year after excluding a $187 pretax insurance recovery in 2007.

Non-interest expense totaled $2.7 million during the quarter, a decrease of $60 thousand, or 2.2%, from third quarter 2007. The Company’s year-to-date efficiency ratio (defined as operating expenses divided by revenue) of 64.0% compares favorably to the 64.7% of the first nine months of the prior year.
Federal income tax expense was $454 thousand for the quarter, reflecting an effective tax rate of 33.8%, compared to $416 thousand for the same quarter in 2007, or 32.5%. The increase in the effective tax rate was primarily the result of comparatively lower tax-free interest income due to maturities of bonds within the Company’s tax-free investment portfolio during 2007 and 2008.
Total assets averaged $345 million during the quarter, an increase of $16 million, or 4.9% above the same quarter in the prior year. Average loan balances of $254 million reflect an increase of $9 million, or 3.9%, over third quarter of the prior year, while average securities balances of $70 million increased $3 million, or 5.2% as compared to third quarter 2007.
At September 30, 2008, assets totaled $344 million, up $14 million, or 4.1% from September 30, 2007. Quarter-end loans of $256 million were $11 million, or 4.4%, above total loans at the end of the same quarter in 2007. Quarter-end securities balances of $71 million reflect an increase of $4 million, or 6.8% from the same quarter of the prior year.
The Company’s investment portfolio has contained no Fannie Mae or Freddie Mac equities, and no sub prime credits, credit default swaps, or other “toxic” assets during any portion of 2007 or 2008.
Average balances for commercial loans, including commercial real estate, increased $3.7 million or 2.5% during the quarter, average residential mortgage and home equity balances increased $1.1 million or 1.1%, while consumer installment, credit card and other average loan balances declined by $22 thousand, or 0.3%.
As of September 30, 2008, nonperforming assets totaled $577 thousand, or 0.23% of period-end loans plus other real estate, compared with $615 thousand, or 0.25%, at June 30, 2008. Net charge-offs for the quarter totaled $44 thousand, or an annualized rate of 0.07% of average total loans.
The Company’s allowance for loan losses at September 30, 2008 was 1.08% of period end loans and the Company funded $107 thousand in loan loss provision during the third quarter. The ratio of allowance for loan losses to nonperforming loans stood at 482% at September 30, 2008.
Deposit balances totaled $246 million at September 30, 2008, a decrease of $2.2 million, or 0.9% from the prior quarter-end. Short-term and other borrowings amounted to $58 million at September 30, 2008, a decrease of $2.4 million or 4.0% for the quarter.
Average deposit balances of $247 million increased $1.3 million during the quarter, or 0.5%. Within the deposit category, average non interest-bearing account balances increased $3.2 million, or 8.4%. Average balances for interest bearing checking, money market and savings accounts increased a total of $3.4 million, or 3.9%, while average time deposit balances declined $5.4 million, or 4.5% during the quarter. Steiner noted the Company continues to focus on expanding core deposits as part of its customer relationship building strategy.
Shareholders’ equity totaled $37 million on September 30, 2008 with 2.4 million common shares outstanding at quarter-end. CSB’s capital position remains strong, with tangible equity to assets at 10.9% on September 30, 2008, compared to 10.4% on December 31, 2007.

The Company expects to close its pending acquisition of Indian Village Bancorp, Inc. and its wholly owned subsidiary Indian Village Community Bank on October 31, 2008, with banking centers in New Philadelphia, North Canton and Gnadenhutten opening as Commercial & Savings Bank locations on November 1.
The Company declared a common dividend of $.18 per share during the quarter.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio with assets of $344 million as of September 30, 2008. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2008	2008	2008	2007	2007	2008	2007
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months

Net interest income FTE (a)	$3,473	$3,318	$3,406	$3,437	$3,426	$10,197	$10,033
Provision for loan losses	107	48	107	119	151	262	353
Other income	674	680	955	725	762	2,309	2,310
Other expenses	2,663	2,617	2,728	2,713	2,722	8,008	7,988
FTE adjustment (a)	34	32	26	31	36	92	113
Net income	890	878	1,002	880	863	2,770	2,634
Diluted EPS	0.37	0.36	0.41	0.35	0.35	1.14	1.07

PERFORMANCE RATIOS
Return on average assets (ROA)	1.02%	1.03%	1.17%	1.05%	1.04%	1.08%	1.08%
Return on average common equity (ROE)	9.46%	9.46%	10.89%	9.54%	9.55%	9.91%	9.92%
Net interest margin FTE (a)	4.19%	4.09%	4.19%	4.34%	4.37%	4.15%	4.36%
Efficiency ratio	64.19%	65.46%	62.55%	65.36%	65.00%	64.03%	64.72%
Number of full-time equivalent employees	124	128	126	127	135

MARKET DATA
Book value/common share	$15.49	$15.10	$15.22	$14.82	$14.60
Period-end common share mkt value	15.25	15.75	16.14	17.75	17.00
Market as a % of book	101.57%	104.29%	106.05%	119.76%	117.42%
PE ratio	10.36	10.94	9.84	12.68	12.14
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.54	$0.54
Common stock dividend payout ratio	48.65%	50.00%	43.90%	51.43%	51.43%
Average basic common shares	2,422,014	2,432,793	2,444,597	2,455,938	2,462,885	2,433,094	2,470,875
Average diluted common shares	2,422,014	2,432,793	2,444,642	2,456,250	2,462,885	2,433,094	2,470,875
Period end common shares outstanding	2,421,983	2,422,050	2,440,850	2,447,624	2,462,880
Common shares repurchased	67	18,800	6,774	15,216	8	25,641	36,341
Common stock market capitalization	$36,935	$38,147	$39,395	$43,445	$42,209

ASSET QUALITY
Gross charge-offs	$52	$33	$22	$153	$33	$107	$459
Net charge-offs	44	21	2	87	23	67	406
Allowance for loan losses	2,781	2,718	2,691	2,586	2,554
Nonperforming assets (NPAs)	577	615	431	673	1,092
Net charge-off/average loans ratio	0.07%	0.03%	0.00%	0.14%	0.04%	0.04%	0.23%
Allowance for loan losses/period-end loans	1.08	1.09	1.09	1.01	1.04
NPAs/loans and other real estate	0.23	0.25	0.17	0.26	0.44
Allowance for loan losses/nonperforming loans	481.98	441.75	623.64	452.77	233.80

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.91%	10.54%	10.77%	10.36%	10.89%
Average equity to assets	10.84	10.94	10.79	11.01	10.88
Average equity to loans	14.74	14.97	14.56	14.67	14.65
Average loans to deposits	102.86	101.48	101.28	97.52	96.68

AVERAGE BALANCES
Assets	$345,481	$341,297	$343,023	$332,243	$329,448	$343,205	$326,236
Earning assets	330,219	326,435	326,966	314,236	310,884	327,881	307,856
Loans	254,104	249,395	254,277	249,394	244,675	252,597	239,480
Deposits	247,040	245,767	251,060	255,729	253,073	247,928	252,377
Shareholders’ equity	37,446	37,334	37,021	36,582	35,852	37,320	35,497

ENDING BALANCES
Assets	$343,743	$347,104	$344,808	$350,270	$330,121
Earning assets	328,812	329,468	327,711	331,267	311,860
Loans	256,343	249,543	246,984	256,659	245,626
Deposits	245,953	248,176	247,029	259,386	253,594
Shareholders’ equity	37,512	36,577	37,148	36,278	35,948

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,
	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$8,592,417	$11,197,845
Interest-earning deposits in other banks	30,835	75,179
Federal funds sold	1,800,000	0

Total cash and cash equivalents	10,423,252	11,273,024

Securities
Available-for-sale, at fair-value	67,417,273	63,052,850
Restricted stock, at cost	3,220,800	3,105,900

Total securities	70,638,073	66,158,750
Loans	256,343,002	245,626,368
Less allowance for loan losses	2,780,578	2,554,489

Net loans	253,562,424	243,071,879

Premises and equipment, net	7,073,444	7,397,612
Accrued interest receivable and other assets	2,045,872	2,219,472

TOTAL ASSETS	$343,743,065	$330,120,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$44,217,085	$42,329,684
Interest-bearing	201,735,720	211,264,649

Total deposits	245,952,805	253,594,333

Short-term borrowings	24,756,834	31,783,926
Other borrowings	33,681,998	7,107,511
Accrued interest payable and other liabilities	1,839,484	1,686,784

Total liabilities	306,231,121	294,172,554

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,463,569	6,446,180
Retained earnings	19,449,252	17,552,129
Treasury stock at cost - 245,803 shares in 2008 and 204,906 shares in 2007	(5,014,541)	(4,348,987)
Accumulated other comprehensive loss	(60,003)	(374,806)

Total shareholders’ equity	37,511,944	35,948,183

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$343,743,065	$330,120,737

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$4,073,175	$4,633,268	$12,503,136	$13,433,102
Taxable securities	800,062	720,952	2,377,551	2,205,401
Nontaxable securities	60,088	62,931	159,510	198,060
Other	32,992	944	102,863	16,324

Total interest and dividend income	4,966,317	5,418,095	15,143,060	15,852,887
Interest expense:
Deposits	1,068,797	1,608,916	3,662,709	4,763,015
Other	457,693	419,497	1,374,994	1,169,545

Total interest expense	1,526,490	2,028,413	5,037,703	5,932,560

Net interest income	3,439,827	3,389,682	10,105,357	9,920,327
Provision for loan losses	107,031	151,264	261,740	353,540

Net interest income after provision for loan losses	3,332,796	3,238,418	9,843,617	9,566,787

Non-interest income
Service charges on deposits accounts	326,006	335,536	952,414	927,894
Trust services	138,128	188,598	489,360	544,873
Securities gains (losses) realized	(35,000)	0	(35,000)	5,430
Gain on sale of loans	9,475	10,115	281,309	14,805
Other	235,003	228,032	620,961	817,271

Total non-interest income	673,612	762,281	2,309,044	2,310,273
Non-interest expenses
Salaries and employee benefits	1,532,758	1,485,842	4,596,823	4,327,845
Occupancy expense	183,735	188,166	566,531	554,439
Equipment expense	122,541	131,192	367,312	372,324
Franchise tax expense	108,560	105,892	323,370	311,971
Professional and director fees	95,454	147,009	375,353	453,151
Other expenses	618,796	664,008	1,778,186	1,968,762

Total non-interest expenses	2,661,844	2,722,109	8,007,575	7,988,492

Income before income tax	1,344,564	1,278,590	4,145,086	3,888,568

Federal income tax provision	454,000	415,500	1,375,000	1,254,500

Net income	$890,564	$863,090	$2,770,086	$2,634,068

Net income per share
Basic	$0.37	$0.35	$1.14	$1.07

Diluted	$0.37	$0.35	$1.14	$1.07
Note: Certain prior year balances have been reclassified to conform to the current year presentation.